Exhibit 10.6
EXHIBIT D
GUARANTY
          In consideration of                                                              (“Lessor”) entering into the foregoing Lease (the “Lease”) with Aurora Medical Group, Inc. (the “Lessee”), and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, Aurora Health Care, Inc. (herein called “Guarantor”) guarantees the full and punctual payment of rent to be paid by Lessee under the Lease and the performance by Lessee of all of the terms and conditions thereof, and agree:
          (1) That if Lessee shall default under the Lease beyond any grace or cure period, Guarantor will, on demand, pay to Lessor any payment that may be due to Lessor by reason of such default, together with all damages that may arise in consequence thereof that may be incurred by Lessor in enforcing Lessee’s covenants and agreements herein;
          (2) That, at Lessor’s option, Guarantor may be joined in any action or proceeding commenced by Lessor against Lessee in connection with or based upon the Lease or any provision thereof, and that recovery may be had against Guarantor in any such action or proceeding or in any independent action or proceeding against Guarantor;
          (3) That, in the event of any bankruptcy, reorganization, winding-up or similar proceedings with respect to Lessee, no limitation on Lessee’s liability under the Lease which may now or hereafter be imposed by any federal, state or other statute, law, regulation or judicial or administrative determination applicable to such proceedings shall in any way limit Guarantor’s obligation hereunder, which obligation is co-extensive with Lessee’s liability as set forth in the Lease without regard to any such limitation;
          (4) That this Guaranty shall remain in full force and effect as to any renewal, extension, modification or amendment of the Lease and as to any assignee of Lessee’s interest under the Lease;
          (5) That the validity of this Guaranty and the obligations of Guarantor hereunder shall not in any way be terminated, affected or impaired by reason of any action which Lessor might take or be forced to take against Lessee, or by reason of any waiver of or failure to enforce any of the rights or remedies reserved to Lessor in the Lease, or otherwise, or by reason of any extension of time or other forbearance granted to Lessee by Lessor;
          (6) That Guarantor hereby waives notice of any and all notices or demands which may be given by Lessor to Lessee, whether or not required to be given under the Lease and hereby waive any notice of acceptance of this Guaranty by Lessor; and
          (7) This Guaranty (a) shall be governed by and construed in accordance with the laws of the State of Wisconsin, (b)may be executed in several counterparts, each of which shall be considered an original but all of which shall constitute but one and the same instrument, and (c) shall be binding upon and inure to the benefit of the Guarantor and Lessor and their respective heirs, executors, administrators, successors and assigns. The venue for any action related to this Guaranty shall be in the Wisconsin Circuit Court for Milwaukee County. There shall be no trial by jury with respect to any action involving this Guaranty.
          IN WITNESS WHEREOF, Guarantor has executed this Guaranty under seal this                      day of                                         , 2007.

AURORA HEALTH CARE, INC.
By:

Its:

2

Exhibit C
List of Items to Extent Seller Has Possession
1.	Preliminary Title Report

2.	Underlying Title Documents

3.	ALTA Survey (current ones have been ordered)

4.	Broker’s Sale Package

5.	Service Contracts

6.	Property Tax Bills (Current year and previous 2 years)

7.	Phase I Environmental Report (if any)

8.	Site Plan

9.	Certificate of Occupancy

10.	Original property photos